Pricing Supplement Dated 3/26/2012				Rule 424 (b) (3)
(To Prospectus Dated January 6, 2012)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.25%

Effective Dates:	3/26/2012	through	4/1/2012